Exhibit 99

Schlumberger Announces First-Quarter 2021 Results

•	Worldwide revenue was $5.2 billion

•	International revenue was $4.2 billion and North America revenue was $972 million

•	EPS was $0.21

•	Cash flow from operations was $429 million and free cash flow was $159 million

•	Board approved quarterly cash dividend of $0.125 per share

HOUSTON, April 23, 2021—Schlumberger Limited (NYSE: SLB) today reported results for the first-quarter 2021.

First-Quarter Results			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020	Sequential	Year-on-year
Revenue*	$5,223	$5,532	$7,455	-6%	-30%
Income (loss) before taxes—GAAP basis	$386	$471	$(8,089)	-18%	n/m
Net income (loss)—GAAP basis	$299	$374	$(7,376)	-20%	n/m
Diluted EPS (loss per share)—GAAP basis	$0.21	$0.27	$(5.32)	-22%	n/m

Adjusted EBITDA**	$1,049	$1,112	$1,347	-6%	-22%
Adjusted EBITDA margin**	20.1%	20.1%	18.1%	0 bps	203 bps
Pretax segment operating income**	$664	$654	$776	1%	-14%
Pretax segment operating margin**	12.7%	11.8%	10.4%	88 bps	230 bps
Net income, excluding charges & credits**	$299	$309	$351	-3%	-15%
Diluted EPS, excluding charges & credits**	$0.21	$0.22	$0.25	-5%	-16%

Revenue by Geography
International	$4,211	$4,343	$5,225	-3%	-19%
North America*	972	1,167	2,180	-17%	-55%
Other	40	22	50	n/m	n/m

	$5,223	$5,532	$7,455	-6%	-30%

*

During the fourth quarter of 2020, Schlumberger divested of certain businesses in North America. These businesses generated revenue of $285 million during the fourth quarter of 2020 and $659 million during the first quarter of 2020.

Excluding the impact of these divestitures, worldwide first-quarter 2021 revenue was essentially flat sequentially and declined 23% year-on-year. North America first-quarter 2021 revenue, excluding the impact of these divestitures, increased 10% sequentially and declined 36% year-on-year.

**	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

					(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$773	$833	$885	-7%	-13%
Reservoir Performance*	1,002	1,247	1,969	-20%	-49%
Well Construction	1,935	1,866	2,815	4%	-31%
Production Systems**	1,590	1,649	1,912	-4%	-17%
Other	(77)	(63)	(126)	n/m	n/m

	$5,223	$5,532	$7,455	-6%	-30%

Pretax Operating Income by Division
Digital & Integration	$247	$270	$151	-8%	63%
Reservoir Performance	102	95	134	8%	-24%
Well Construction	209	183	331	15%	-37%
Production Systems	138	155	191	-11%	-27%
Other	(32)	(49)	(31)	n/m	n/m

	$664	$654	$776	1%	-14%

Pretax Operating Margin by Division
Digital & Integration	32.0%	32.4%	17.1%	-37 bps	1,490 bps
Reservoir Performance	10.2%	7.6%	6.8%	261 bps	341 bps
Well Construction	10.8%	9.8%	11.8%	103 bps	-95 bps
Production Systems	8.7%	9.4%	10.0%	-71 bps	-127 bps
Other	n/m	n/m	n/m	n/m	n/m

	12.7%	11.8%	10.4%	88 bps	230 bps

*

During the fourth quarter of 2020, Schlumberger divested its OneStim pressure pumping business in North America. This business generated revenue of $274 million during the fourth quarter of 2020 and $601 million during the first quarter of 2020. Excluding the impact of this divestiture, first-quarter 2021 revenue increased 3% sequentially and declined 27% year-on-year.

**

During the fourth quarter of 2020, Schlumberger divested its low-flow artificial lift business in North America. This business generated revenue of $11 million during the fourth quarter of 2020 and $58 million during the first quarter of 2020. Excluding the impact of this divestiture, first-quarter 2021 revenue declined 3% sequentially and 14% year-on-year.

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “We started the year with conviction in our strategic direction and our resulting outlook for 2021. The combination of the promising first-quarter results and an increasingly constructive macroeconomic view are strengthening this conviction. With recovery sentiment improving and the execution of our returns-focused strategy progressing well, I am extremely proud of the women and men of Schlumberger for delivering yet another solid quarter.

“First-quarter revenue declined 6% sequentially, reflecting the expected reduction in North America following divestitures during the fourth quarter of last year that were focused on the high-grading and rationalizing of our business portfolio to expand our margins, minimize earnings volatility, and focus on less capital-intensive businesses. Excluding the impact of these divestitures, our global revenue was essentially flat sequentially as the impact of seasonally lower activity in the Northern Hemisphere was fully offset by growth in multiple countries. Notwithstanding the effects of seasonality, the first quarter affirmed the activity recovery that commenced last quarter.

“In North America, excluding the effects of divestitures, revenue grew 10% sequentially driven by land revenue which increased 24% due to higher drilling activity, despite the Texas freeze. Offshore revenue declined 10% sequentially following the seasonal fourth-quarter year-end product sales.

“International revenue in the quarter reflects the usual seasonal dip, though China and Russia experienced a particularly severe winter. However, the sequential revenue decline was less pronounced than in prior years due to strong growth in Latin America and in several key countries in the Middle East and Africa. The first-quarter revenue sequential decline was the shallowest since 2008, while international rig count experienced the strongest first-quarter sequential growth since 2011, affirming the international recovery.

“First-quarter revenue was also characterized by growth in Well Construction and Reservoir Performance, excluding the effects of divestitures and despite seasonality in the Northern Hemisphere. Well Construction revenue increased 4% sequentially due to higher drilling activity in North America and Latin America. Reservoir Performance decreased 20% due to the OneStim® divesture in North America—but excluding this, the Division grew by 3% driven by robust international land and offshore activity. Digital & Integration revenue decreased 7% sequentially due to seasonally lower sales of software and multiclient seismic data licenses. Production Systems revenue declined 4%, mostly due to lower product sales following the strong year-end sales of the previous quarter.

“Sequentially, despite the revenue decline, first-quarter pretax segment operating income increased 1%. Pretax segment operating income margin expanded by 88 bps to 13% while EBITDA margin was maintained at 20%. These margins represent a more than 200 basis-point improvement compared to the first quarter of 2020 despite a 30% revenue decline year-on-year. This performance represents a promising start to our margin expansion ambition this year and highlights the impact of our capital stewardship and cost-out measures, which provide us with significant operating leverage.

“First-quarter cash flow from operations was $429 million and free cash flow was $159 million despite severance payments of $112 million and typical first-quarter consumption of working capital. We are pleased with the cash flow performance this quarter and expect cash flow to grow further throughout the year, allowing for net debt reduction.

“Looking ahead, we continue to be encouraged by constructive macroeconomic drivers. While the world is still grappling with COVID-19 infection rates, vaccination programs and fiscal stimulus packages are expected to support a rebound of economic activity and oil demand recovery through the year. Industry analysis estimates 5–6 million bbl/d of oil demand will be added by the end of the year as demand recovery is projected to improve in the second quarter, exiting the year just 2 million bbl/d short of 2019 levels.

“With the gradual return of oil demand, we anticipate North America activity to level off at production maintenance levels, while international activity is poised to ramp up through year-end 2021 and beyond. We expect to significantly benefit from this anticipated shift to increased international activity due to the strength and breadth of our international franchise. Consequently, we are increasingly confident that our international revenue will see double-digit growth in the second half of 2021 as compared to the same period last year, which implies potential upside to the already robust growth that is anticipated in 2022 and beyond.

“There is an increasingly positive sentiment in the industry outlook as the recovery strengthens despite the lingering concerns regarding the COVID-19 crisis. The strategic pivot we initiated two years ago has proven effective and positions us to outperform in this vastly different landscape that presents new imperatives and opportunities that play to our strengths.

“Building on the strength of our Well Construction and Reservoir Performance Divisions, we are accelerating our digital offerings, positioning the company to lead in the production and recovery market, and building our New Energy portfolio to embrace the energy transition—all fully aligned with our customers. A new growth cycle has finally commenced, and we are prepared to deliver growth and returns that outperform the market.”

Other Events

On April 22, 2021, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.125 per share of outstanding common stock, payable on July 8, 2021 to stockholders of record on June 2, 2021.

Revenue* by Geographical Area

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2021	Dec . 31, 2020	Mar. 31, 2020	Sequential	Year-on-year
North America*	$972	$1,167	$2,180	-17%	-55%
Latin America	1,038	969	1,046	7%	-1%
Europe/CIS/Africa	1,256	1,366	1,752	-8%	-28%
Middle East & Asia	1,917	2,008	2,427	-5%	-21%
Other	40	22	50	n/m	n/m

	$5,223	$5,532	$7,455	-6%	-30%

International	$4,211	$4,343	$5,225	-3%	-19%
North America*	$972	$1,167	$2,180	-17%	-55%

*

During the fourth quarter of 2020, Schlumberger divested of certain businesses in North America. These businesses generated revenue of $285 million during the fourth quarter of 2020 and $659 million during the first quarter of 2020.

Excluding the impact of these divestitures, worldwide first-quarter 2021 revenue was essentially flat sequentially and declined 23% year-on-year. North America first-quarter 2021 revenue, excluding the impact of these divestitures, increased 10% sequentially and declined 36% year-on-year.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

North America

North America revenue of $972 million decreased 17% sequentially following divestitures that were focused on the high-grading and rationalizing of our business portfolio to expand our margins, minimize earnings volatility, and focus on less capital-intensive businesses. Excluding the impact of the fourth-quarter divestitures, first-quarter revenue grew 10% sequentially with land revenue growing 24% due to higher Well Construction drilling activity and increased Asset Performance Solutions (APS) project revenue. Offshore revenue declined 10% sequentially due to reduced sales of subsea production systems and multiclient seismic data licenses.

International

International revenue had the usual seasonal dip, particularly in China and Russia, which experienced a severe winter. The sequential revenue decline was less pronounced than in prior years because of offsets from strong revenue growth in Latin America and in several key countries in the Middle East and Africa. The international revenue decrease was the shallowest first-quarter revenue decline since 2008 and international rig count experienced the strongest first-quarter sequential growth since 2011.

Revenue in Latin America of $1.0 billion increased 7% sequentially due to higher sales of production systems in Brazil, increased intervention and stimulation activity in Argentina, and higher well construction drilling activity in Ecuador. Mexico revenue was modestly higher sequentially, as stronger drilling activity was offset by reduced sales of multiclient seismic data licenses.

Europe/CIS/Africa revenue of $1.3 billion decreased 8% sequentially mainly due to the seasonal winter drilling slowdown in Russia & Central Asia. Excluding the effects of seasonality, activity increased across most Divisions, particularly in Scandinavia and Africa.

Revenue in the Middle East & Asia of $1.9 billion decreased 5% sequentially due to seasonally lower winter activity in China and a decline in offshore drilling in Australia due to the cyclone season. Additionally, there were lower sales of production systems in India. These revenue declines were partially offset by robust activity growth in Saudi Arabia and Qatar.

Results by Division

Digital & Integration

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020	Sequential	Year-on-year
Revenue
International	$610	$689	$731	-11%	-17%
North America	161	142	152	14%	6%
Other	2	2	2	n/m	n/m

	$773	$833	$885	-7%	-13%

Pretax operating income	$247	$270	$151	-8%	63%
Pretax operating margin	32.0%	32.4%	17.1%	-37 bps	1,490 bps

n/m = not meaningful

Digital & Integration revenue of $773 million decreased 7% sequentially due to seasonally lower sales of digital solutions, software, and multiclient seismic data licenses.

Digital & Integration pretax operating margin of 32% was essentially flat sequentially. Despite the revenue decline, operating margin was maintained as the effects of digital solutions and multiclient revenue declines were largely offset by improved profitability from APS projects.

Reservoir Performance

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020	Sequential	Year-on-year
Revenue
International	$922	$906	$1,249	2%	-26%
North America*	78	339	718	-77%	-89%
Other	2	2	2	n/m	n/m

	$1,002	$1,247	$1,969	-20%	-49%

Pretax operating income	$102	$95	$134	8%	-24%
Pretax operating margin	10.2%	7.6%	6.8%	261 bps	341 bps

*

During the fourth quarter of 2020, Schlumberger divested its OneStim pressure pumping business in North America. This business generated revenue of $274 million during the fourth quarter of 2020 and $601 million during the first quarter of 2020. Excluding the impact of this divestiture, first-quarter 2021 revenue increased 3% sequentially and declined 27% year-on-year.

n/m = not meaningful

Reservoir Performance revenue of $1.0 billion declined 20% sequentially. The revenue decline reflected the divestiture that was focused on the high-grading and rationalizing of our business portfolio in North America to expand our margins, minimize earnings volatility, and focus on less capital-intensive businesses. Excluding the impact of the OneStim divestiture, revenue grew 3% sequentially despite the impact of seasonally lower activity in Russia and China. Revenue increased from higher activity in Latin America, North America, Sub-Sahara Africa, and the Middle East.

Reservoir Performance pretax operating margin of 10% expanded 261 bps sequentially. Profitability was boosted by the divestiture of the OneStim business, which was previously dilutive to margins.

Well Construction

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020	Sequential	Year-on-year
Revenue
International	$1,577	$1,568	$2,124	1%	-26%
North America	310	252	635	23%	-51%
Other	48	46	56	n/m	n/m

	$1,935	$1,866	$2,815	4%	-31%

Pretax operating income	$209	$183	$331	15%	-37%
Pretax operating margin	10.8%	9.8%	11.8%	103 bps	-95 bps

Well Construction revenue of $1.9 billion increased 4% sequentially. The revenue increase was due to robust activity in North America land. Revenue growth in Latin America and the Middle East, mainly in Qatar, Saudi Arabia, Iraq, and Oman, has more than offset the seasonal slowdown in drilling activity in Russia & Central Asia, China, and Australia.

Sequentially, Well Construction pretax operating margin of 11% improved by 103 bps, mainly in North America, due to higher drilling activity on land while international margin was essentially flat.

Production Systems

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020	Sequential	Year-on-year
Revenue
International	$1,161	$1,215	$1,203	-4%	-3%
North America*	420	433	690	-3%	-39%
Other	9	1	19	n/m	n/m

	$1,590	$1,649	$1,912	-4%	-17%

Pretax operating income	$138	$155	$191	-11%	-27%
Pretax operating margin	8.7%	9.4%	10.0%	-71 bps	-127 bps

*

During the fourth quarter of 2020, Schlumberger divested its low-flow artificial lift business in North America. This business generated revenue of $11 million during the fourth quarter of 2020 and $58 million during the first quarter of 2020. Excluding the impact of this divestiture, first-quarter 2021 revenue declined 3% sequentially and 14% year-on-year.

n/m = not meaningful

Production Systems revenue of $1.6 billion decreased 4% sequentially. The revenue decrease was across North America offshore, Europe/CIS/Africa, and Asia, partially offset by strong activity in Latin America—mainly in Brazil and Argentina—and the Middle East, mostly in Saudi Arabia and Qatar. Lower production system sales were posted in subsea, well production, and surface while midstream production systems grew sequentially in Latin America, North America land, and the Middle East.

Despite the revenue decline, pretax operating margin only decreased 71 basis points to 9%, as a result of cost measures as well as improved profitability in midstream production systems due to higher activity.

Quarterly Highlights

Schlumberger continues to harness the power of the cloud to enable a step change in customer productivity and performance—through our digital platforms and the application of artificial intelligence (AI) and internet of things (IoT) solutions to create new insights from data and optimize operations. During the quarter:

•

Schlumberger and Equinor announced a strategic project, in collaboration with Microsoft®, to deploy the DELFI* cognitive E&P environment with seamless integration to the OSDU™ Data Platform—the industry’s new data standard. This is the first major deployment of the OSDU Data Platform, which will streamline strategy planning for Equinor. This project aims to accelerate Equinor’s ability to integrate data at scale and improve decision-making, and it will be embedded as a key part of Equinor’s Microsoft Azure enterprise-wide data platform.

•

In Mexico, Schlumberger is collaborating with Pemex, using a new digital workflow that can accelerate the time from prospect lead to drilling by at least 30%, transforming the prospect maturation process currently used in the industry. Enabled by the DELFI environment, the workflow—called prospect-focused imaging—is helping Pemex more quickly generate value from its assets in the challenging Gulf of Mexico Campeche Basin by identifying and de-risking exploration opportunities in weeks rather than months. This acceleration is achieved through the DELFI environment, which enables a remote, multidisciplinary team to work in parallel rather than sequence, iterating seismic imaging and exploration knowledge to adjust an earth model in real time.

•

In Russia, Schlumberger and Yandex.Cloud announced an industry-first collaboration to deploy the DELFI environment hosted on Yandex.Cloud, the first use of the cloud for the conventional upstream domain in Russia. The deployment includes AI and data solutions to accelerate the digital transformation of energy companies and elevate performance across the industry.

•

In one of the largest assets in Ecuador, Agora* edge AI and IoT solutions were leveraged to deliver an 18% increase in production uptime while reducing the carbon footprint of artificial lift surveillance operations. The application of digitally enabled well surveillance and artificial lift optimization workflows in more than 100 wells resulted in a 36% reduction of CO2 equivalent emissions due to reduced trips to the field. Agora solutions enabled digital surveillance of electric submersible pumps and suction rod pumps within a remote well-operation platform that covers the entire asset. Agora solutions are providing an opportunity for operators to achieve a step change in production uptime while reducing the cost and carbon footprint of operations.

Around the world, our differentiated operational execution continues to resonate with customers and is being acknowledged through new contract awards. Awards in the quarter include:

•

In Africa, Tullow Oil plc awarded Schlumberger a four-year contract, valued at more than USD 100 million, for combined drilling services offshore Ghana. The comprehensive services contract targets an accelerated drilling restart early in the second quarter of 2021, and includes the full Well Construction Division portfolio, as well as adjacent services from the Reservoir Performance and Digital & Integration Divisions. The contract incorporates a new, performance-based element—the first such contract model deployed in Ghana—aligning Schlumberger and Tullow to collaborate toward additional performance improvements as Tullow unlocks more value from its world-class deepwater assets.

•

In South America, Total awarded Schlumberger a contract for services across multiple Divisions for a 4- to 10-well deepwater appraisal and exploration campaign in Block 58 offshore Suriname. The campaign commenced in February 2021 following discoveries in the block during 2020, for which Schlumberger delivered the majority of the Well Construction services.

•

In the Middle East, Qatargas awarded Schlumberger a five-year contract for three stimulation vessels in the giant Qatar North Field, with an optional five-year extension. OpenPath Reach* extended-contact stimulation service and MaxCO3 Acid* degradable diversion acid system are key differentiating technologies included in the award that were selected to improve stimulation efficiency.

•

In addition, Qatargas awarded Schlumberger a five-year contract for intervention services in the North Field Expansion project. This Reservoir Performance award features a unique fit-for-basin technology with an advanced perforation deployment system that conveys multiple services with ACTive* real-time downhole coiled tubing services. The new design eliminates multiple rig ups and rig downs, reducing health, safety, and environmental exposure and saving up to three days of rig operations per well.

For more than a century Schlumberger has developed and deployed innovative technology. Our technology solutions continue to enhance customer performance, support basin competitiveness, maximize asset value, and reduce carbon footprint.

In North America land, Schlumberger fit-for-basin Well Construction technology and execution is enabling customer outperformance across multiple basins as the recovery unfolds:

•

In the DJ Basin, Schlumberger Well Construction technology enabled Great Western Petroleum to drill the longest footage in the 8.5-in section covering 21,630 ft of vertical, curve, and lateral in a single run, using a bottomhole assembly (BHA) comprising all Schlumberger technology—including NeoSteer* at-bit-steerable system and a drill bit from Smith Bits, a Schlumberger company.

•

In the Delaware Basin, Schlumberger Well Construction technology enabled an operator to drill a curve and lateral totaling nearly 24,500 ft in a single run. One BHA comprising all Schlumberger technology—including PowerDrive Orbit G2* rotary steerable system and the xBolt G2* accelerated drilling service as a fit-for-basin solution—remotely drilled the 6.75-in curve and lateral in 6.5 days with Performance Live* digitally connected service. Drilling efficiency saved the operator an average of 5 days of rig time per well and as much as 12 days of rig time on an individual well.

•

In the Haynesville Basin, Rockcliff Energy tested the first drill bit from Smith Bits, designed using the combination of data analytics from the Synapse* performance insights optimization service and a new bit design workflow. At-bit performance insights gathered with the Synapse service and the use of StrataBlade* concave diamond element bit and StingBlade* conical diamond element bit technologies enabled the new bit design to achieve a 69% rate of penetration (ROP) improvement while maintaining the required drilled footage, saving the operator more than 40 hours of drilling time.

Internationally, Schlumberger production and recovery technologies are setting new benchmarks and helping customers bring new reserves online:

•

In Algeria, Schlumberger Reservoir Performance executed the first horizontal multistage plug and perforate hydraulic fracture in the tight sands of the Hamra Field, significantly contributing to field production for Sonatrach. The application of an integrated suite of Schlumberger stimulation technologies resulted in gas production exceeding offset wells. Using technologies, including Kinetix* reservoir-centric stimulation-to-production software, WellWatcher Stim* stimulation monitoring service, HiWAY* flow-channel fracturing technique and the ACTive DTS* distributed temperature measurement and inversion analysis, the project delivered increased gas production while reducing required proppant and water volumes. This process accessed gas reserves that would not have been monetizable otherwise, setting a path for further development of tight gas resource in the Hamra and similar fields.

•

Offshore North West Shelf Australia, the Julimar JV, operated by Woodside with partner KUFPEC, recently used Schlumberger technology to maximize production. In two wells, the Schlumberger OptiPAC XL* extended-length Alternate Path† gravel-pack screen and high-temperature fluid system were implemented to ensure complete packing of the horizontal intervals with downhole temperatures up to 140 degC—a world record for OptiPAC* openhole Alternate Path gravel-pack services. Zonal isolation was achieved with a mechanical packer and completed two producing zones and one non-pay zone in a single pumping operation—reducing the number of wells required and increasing ultimate recovery.

Our solutions encompass sustainability through evolving existing technologies, new technology development, and project design and execution to reduce carbon footprint across industry applications:

•

In the first quarter, OneSubsea® built the first all-electric manifold for the BP Trinidad and Tobago LLC Matapal gas project being developed off the coast of Trinidad and Tobago. The combination of a block valve manifold design and standard interfacing drop-in-place electric actuators created a simple solution that also demonstrated optimizations during the manufacturing and testing process. This is a major milestone in the Schlumberger and bp electric technology roadmaps. We continue to develop more sustainable ways of producing hydrocarbons, and electric systems are key to supporting our customers on their net-zero goals. The first all-electric manifold is scheduled to arrive in Trinidad in the second quarter of 2021, with installation expected in the second half of the year.

•

Schlumberger Reservoir Performance has deployed a new service to evaluate geologic CO2 storage suitability—an essential step in advancing carbon capture and storage (CCS) projects—during a project for a power facility operator in the United States. This service leverages Reservoir Performance domain expertise by integrating data analysis from a suite of Schlumberger subsurface evaluation technologies, including Quanta Geo* photorealistic reservoir geology service, the Sonic Scanner* acoustic scanning platform, and the Saturn* 3D radial probe. This process evaluates the CO2 injection suitability and storage potential of any geologic formation, while also characterizing CO2 movement in the subsurface. Data from this service supported the research and evaluation required to secure necessary permitting to store CO2 in a deep geologic formation.

•

Offshore Norway, Schlumberger installed the industry’s first subsea retrofit multilateral wells to reach new production without adding new infrastructure in the mature Goliat Field for Vår Energi. Using the RapidX* TAML 5 high-strength, hydraulic-sealed multilateral junction, Schlumberger and Vår Energi collaborated on a well construction and completion design that accessed 7–8 million additional barrels of oil from different targets of the Snadd and Goliat West discoveries. Two producing wells were retrofitted as multilaterals, each maintaining production from their original bores while adding new production from a lateral. An intelligent completion provides independent control of each branch that can be tuned for ultimate recovery. This operation saved the customer millions of US dollars of capex and an estimated 5,000–10,000 metric tons of CO2 equivalent emissions by avoiding the drilling of two new subsea wells and procuring and installing the associated infrastructure.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

(Stated in millions, except per share amounts)

	Three Months
Periods Ended March 31,	2021	2020

Revenue	$5,223	$7,455
Interest & other income	19	39
Expenses
Cost of revenue	4,504	6,624
Research & engineering	135	173
General & administrative	81	127
Impairments & other (1)	—	8,523
Interest	136	136

Income (loss) before taxes (1)	$386	$(8,089)
Tax expense (benefit) (1)	74	(721)

Net income (loss) (1)	$312	$(7,368)
Net income attributable to noncontrolling interests	13	8

Net income (loss) attributable to Schlumberger (1)	$299	$(7,376)

Diluted earnings (loss) per share of Schlumberger (1)	$0.21	$(5.32)

Average shares outstanding	1,398	1,387
Average shares outstanding assuming dilution	1,419	1,387

Depreciation & amortization included in expenses (2)	$532	$792

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)

	Mar. 31, 2021	Dec . 31, 2020
Assets
Current Assets
Cash and short-term investments	$2,910	$3,006
Receivables	5,269	5,247
Other current assets	4,628	4,666

	12,807	12,919
Fixed assets	6,620	6,826
Multiclient seismic data	298	317
Goodwill	12,978	12,980
Intangible assets	3,397	3,455
Other assets	5,936	5,937

	$42,036	$42,434

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,956	$8,442
Estimated liability for taxes on income	983	1,015
Short-term borrowings and current portion of long-term debt	749	850
Dividends payable	185	184

	9,873	10,491
Long-term debt	15,834	16,036
Postretirement benefits	1,003	1,049
Other liabilities	2,354	2,369

	29,064	29,945
Equity	12,972	12,489

	$42,036	$42,434

Liquidity

	(Stated in millions)

Components of Liquidity	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020
Cash and short-term investments	$2,910	$3,006	$3,344
Short-term borrowings and current portion of long-term debt	(749)	(850)	(1,233)
Long-term debt	(15,834)	(16,036)	(15,409)

Net Debt (1)	$(13,673)	$(13,880)	$(13,298)

Details of changes in liquidity follow:

Periods Ended March 31,	Three Months 2021	Three Months 2020
Net income (loss)	$312	$(7,368)
Charges and credits, net of tax (2)	—	7,727

	312	$359
Depreciation and amortization (3)	532	792
Stock-based compensation expense	84	108
Change in working capital	(455)	(482)
Other	(44)	7

Cash flow from operations (4)	429	784

Capital expenditures	(178)	(407)
APS investments	(85)	(163)
Multiclient seismic data capitalized	(7)	(35)

Free cash flow (5)	159	179

Dividends paid	(174)	(692)
Stock repurchase program	—	(26)
Proceed from employee stock plans	62	74
Net proceeds from assets divestiture	—	298
Business acquisitions and investments, net of cash acquired plus debt assumed	(13)	—
Other	(61)	(63)

Change in net debt before impact of changes in foreign exchange rates	(27)	(230)
Impact of changes in foreign exchange rates on net debt	234	59

Increase (decrease) in Net Debt	207	(171)
Net Debt, beginning of period	(13,880)	(13,127)

Net Debt, end of period	$(13,673)	$(13,298)

(1)

“Net Debt” represents gross debt less cash, short-term investments, and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.
(4)	Includes severance payments of $112 million and $56 million during the three months ended March 31, 2021 and 2020, respectively.
(5)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this first-quarter 2021 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income (loss), excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income (loss), excluding charges & credits; effective tax rate, excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplemental Information” (Item 9).

	(Stated in millions, except per share amounts)

	Fourth Quarter 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$471	$89	$8	$374	$0.27
Gain on sale of OneStim	(104)	(11)	—	(93)	(0.07)
Unrealized gain on marketable securities	(39)	(9)	—	(30)	(0.02)
Other	62	4	—	58	0.04

Schlumberger net income, excluding charges & credits	$390	$73	$8	$309	$0.22

	First Quarter 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(8,089)	$(721)	$8	$(7,376)	$(5.32)
Goodwill impairments	3,070	—	—	3,070	2.21
Intangible assets impairments	3,321	815	—	2,506	1.81
APS investments impairments	1,264	(4)	—	1,268	0.91
North America pressure pumping impairment	587	133	—	454	0.33
Workforce reductions	202	7	—	195	0.14
Other	79	9	—	70	0.05
Valuation allowance	—	(164)	—	164	0.12

Schlumberger net income, excluding charges & credits	$434	$75	$8	$351	$0.25

All Charges & Credits recorded in the first quarter of 2020 were classified in Impairments & other in the accompanying Condensed Consolidated Statement of Income (Loss).

There were no charges or credits during the first quarter of 2021.

Divisions

	(Stated in millions)

	Three Months Ended
	Mar. 31, 2021		Dec. 31, 2020		Mar. 31, 2020
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income (Loss) Before Taxes
Digital & Integration	$773	$247	$833	$270	$885	$151
Reservoir Performance	1,002	102	1,247	95	1,969	134
Well Construction	1,935	209	1,866	183	2,815	331
Production Systems	1,590	138	1,649	155	1,912	191
Eliminations & other	(77)	(32)	(63)	(49)	(126)	(31)

Pretax segment operating income		664		654		776
Corporate & other		(150)		(132)		(228)
Interest income(1)		4		5		15
Interest expense(1)		(132)		(137)		(129)
Charges & credits(2)		—		81		(8,523)

	$5,223	$386	$5,532	$471	$7,455	$(8,089)

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplemental Information

1)	What is the capital investment guidance for the full-year 2021?

Capital investment (comprised of capex, multiclient, and APS investments) for the full-year 2021 is still expected to be between $1.5 to $1.7 billion. Capital investment in 2020 was $1.5 billion.

2)	What were cash flow from operations and free cash flow for the first quarter of 2021?

Cash flow from operations for the first quarter of 2021 was $429 million and free cash flow was $159 million, despite making $112 million of severance payments during the quarter.

3)	What was included in “Interest and other income” for the first quarter of 2021?

“Interest and other income” for the first quarter of 2021 was $19 million. This amount consisted of earnings of equity method investments of $14 million, and interest income of $5 million.

4)	How did interest income and interest expense change during the first quarter of 2021?

Interest income of $5 million for the first quarter of 2021 was flat sequentially. Interest expense of $136 million decreased $8 million sequentially.

5)	What is the difference between Schlumberger’s consolidated income (loss) before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the first quarter of 2021?

The ETR for the first quarter of 2021, calculated in accordance with GAAP, was 19.2% as compared to 18.9% for the fourth quarter of 2020. Excluding charges and credits, the ETR for the fourth quarter of 2020 was 18.8%. There were no charges and credits in the first quarter of 2021.

7)	How many shares of common stock were outstanding as of March 31, 2021 and how did this change from the end of the previous quarter?

There were 1.398 billion shares of common stock outstanding as of March 31, 2021 and 1.392 billion as of December 31, 2020.

(Stated in millions)
Shares outstanding at December 31, 2020	1,392
Shares issued under employee stock purchase plan	4
Vesting of restricted stock	2

Shares outstanding at March 31, 2021	1,398

8)

What was the weighted average number of shares outstanding during the first quarter of 2021 and fourth quarter of 2020? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.398 billion during the first quarter of 2021 and 1.392 billion during the fourth quarter of 2020. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

	(Stated in millions)
	First Quarter 2021	Fourth Quarter 2020
Weighted average shares outstanding	1,398	1,392
Unvested restricted stock	21	19

Average shares outstanding, assuming dilution	1,419	1,411

9)	What was Schlumberger’s adjusted EBITDA in the first quarter of 2021, the fourth quarter of 2020, and the first quarter of 2020?

Schlumberger’s adjusted EBITDA was $1.049 billion in the first quarter of 2021, $1.112 billion in the fourth quarter of 2020, and $1.347 billion in the first quarter of 2020, and was calculated as follows:

	(Stated in millions)
	First Quarter 2021	Fourth Quarter 2020	First Quarter 2020
Net income (loss) attributable to Schlumberger	$299	$374	$(7,376)
Net income attributable to noncontrolling interests	$13	8	8
Tax (benefit) expense	$74	89	(721)

Income (loss) before taxes	$386	$471	$(8,089)
Charges & credits	—	(81)	8,523
Depreciation and amortization	532	583	792
Interest expense	136	144	136
Interest income	(5)	(5)	(15)

Adjusted EBITDA	$1,049	$1,112	$1,347

Adjusted EBITDA represents income before taxes excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for Schlumberger and that it allows investors and management to more efficiently evaluate Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the first quarter of 2021, the fourth quarter of 2020, and the first quarter of 2020?

The components of depreciation and amortization expense for the first quarter of 2021, the fourth quarter of 2020, and the first quarter of 2020 were as follows:

	(Stated in millions)
	First Quarter 2021	Fourth Quarter 2020	First Quarter 2020
Depreciation of fixed assets	$355	$374	$449
Amortization of APS investments	75	88	163
Amortization of intangible assets	76	79	133
Amortization of multiclient seismic data costs capitalized	26	42	47

	$532	$583	$792

About Schlumberger

Schlumberger (SLB: NYSE) is a technology company that partners with customers to access energy. Our people, representing over 160 nationalities, are providing leading digital solutions and deploying innovative technologies to enable performance and sustainability for the global energy industry. With expertise in more than 120 countries, we collaborate to create technology that unlocks access to energy for the benefit of all.

Find out more at www.slb.com

*	Mark of Schlumberger or a Schlumberger company.
†	Mark of ExxonMobil Corp.; technology licensed exclusively to Schlumberger.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, April 23, 2021. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until May 23, 2021 by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 8458766. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until May 23, 2021.

For more information, contact

Ndubuisi Maduemezia – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This first-quarter 2021 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its Divisions (and for specified business lines or geographic areas within each Division); oil and natural gas demand and production growth; oil and natural gas prices; pricing; Schlumberger’s response to, and preparedness for, the COVID-19 pandemic and other widespread health emergencies; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger, including digital and “fit for basin,” as well as the strategies of Schlumberger’s customers; Schlumberger’s restructuring efforts and charges recorded as a result of such efforts; access to raw materials; our effective tax rate; Schlumberger’s APS projects, joint ventures, and other alliances; future global economic and geopolitical conditions; future liquidity; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic conditions; changes in exploration and production spending by Schlumberger’s customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of Schlumberger’s customers and suppliers, particularly during extended periods of low prices for crude oil and natural gas; Schlumberger’s inability to achieve its financial and performance targets and other forecasts and expectations; Schlumberger’s inability to sufficiently monetize assets; the extent of future charges; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in Schlumberger’s supply chain; production declines; Schlumberger’s inability to recognize intended benefits from its business strategies and initiatives, such as digital or Schlumberger New Energy; as well as its restructuring and structural cost reduction plans; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this first-quarter 2021 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Statements in this first-quarter earnings release are made as of the date of this release, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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